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                            EXHIBIT 11

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                   BIOPOOL INTERNATIONAL, INC.
      Statement Regarding Computation of Per Share Earnings
                Nine Months Ended September 30,

              (in thousands except per share data)



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                                                     1998           1997
Numerator for basic and diluted earnings
   per share - net income                          $  370         $1,153
                                                   ------         ------
Denominator:
   Denominator for basic earnings per share -
      weighted-average shares                       8,667          8,609
   Effect of dilutive securities - employee
      stock options and warrants                       70            536
                                                   ------         ------
   Denominator for diluted earnings per share -
      adjusted weighted-average shares              8,737          9,145
                                                   ------         ------

BASIC EARNINGS PER SHARE                           $ 0.04         $ 0.13
DILUTED EARNINGS PER SHARE                         $ 0.04         $ 0.13
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